Exhibit 23.4

CONSENT OF MARTHINUS VAN STADEN

August 9, 2024

Re: Form F-3 Registration Statement to be filed by Caledonia Mining Corporation Plc (the "Company")

I, Marthinus van Staden, B. Eng (Mining) Pr. Eng, AMMSA, SAIMM, consent to:

•	the use of the technical report summary entitled "S-K 1300 Technical Report Summary on the Blanket Gold Mine, Zimbabwe”, (the "Technical Report Summary"), with an effective date of December 31, 2023 and issued on May 15, 2024, and that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities Exchange Commission (the “SEC”), as an exhibit to and referenced in the Registration Statement on Form F-3 being filed by the Company with the United States Securities and Exchange Commission, and any amendments thereto (the "Form F-3");

•	the use of and reference to my name, including my status as an expert or "qualified person" (as defined in Subpart 1300 of Regulation S-K promulgated by the SEC), included in or incorporated into the Form F-3, in connection with the Form F-3 and the Technical Report Summary; and

•	the use of any extracts from, or summary of, the Technical Report Summary in, or incorporated into, the Form F-3 and the use of any information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by me, that I supervised the preparation of, and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form F-3.

I certify that I have read the Form F-3 and the documents incorporated by reference therein and that it fairly and accurately represents the information in the Technical Report Summary for which I am responsible.

/s/ Marthinus van Staden
Marthinus van Staden, B. Eng (Mining)
Pr. Eng, AMMSA, SAIMM